Exhibit 10.23

FIRST AMENDMENT TO THE

BIOFORM MEDICAL 2003 (ACTIVE) STOCK PLAN

This First Amendment (the “Amendment”) to the BioForm Medical, Inc. 2003 (Active) Stock Plan (the “2003 Plan”), approved by the compensation committee of the board of directors of BioForm Medical, Inc. (the “Company”) on November 24, 2008 amends the 2003 Plan as follows:

1.	By adding the following to Section 2:

“2007 Plan” means the BioForm Medical, Inc. 2007 Equity Incentive Plan.

“Award” means, individually or collectively, a grant of Options or Stock Purchase Rights under the Plan or the 2007 Plan, as applicable.

“Exchange Program” means a program under which (i) outstanding Awards granted under the Plan are cancelled in exchange for Awards granted under the 2007 Plan, of the same type (which may have higher or lower exercise prices and different terms) or of a different type, and/or for cash, (ii) participants would have the opportunity to transfer any outstanding Awards granted under the Plan to a financial institution or other person or entity selected by the Administrator, and/or (iii) the exercise price of an outstanding Award under the Plan is reduced. The Administrator will determine the terms and conditions of any Exchange Program in its sole discretion.”

2.	By adding the following to Section 4(b):

“(ix) to determine the terms and conditions of any, and to institute any Exchange Program.”

1